Exhibit 99.1

8333 Douglas Avenue, Suite 1100 Dallas, Texas 75225 T 214.238.5700 F 214.238.5701

Capital Southwest Announces Leadership Changes
Michael Sarner to Succeed Bowen Diehl as President & Chief Executive Officer
Chris Rehberger Promoted to Chief Financial Officer, Treasurer & Secretary
Tabitha Geiger Promoted to Chief Compliance Officer

DALLAS, Feb. 18, 2025 — Capital Southwest Corporation (“Capital Southwest” or the “Company”) (Nasdaq: CSWC), an internally managed business development company focused on providing flexible financing solutions to support the acquisition and growth of middle market businesses, announced today that Chief Financial Officer Michael Sarner has been appointed by the Board of Directors (the “Board”) to succeed Bowen Diehl as President and Chief Executive Officer of Capital Southwest. Mr. Sarner has also been appointed to serve on the Board. Both appointments are effective February 17, 2025. Mr. Diehl will continue to serve the Company in an advisory capacity for at least another year.

In addition, Chris Rehberger has been promoted from Executive Vice President of Finance and Treasurer to Chief Financial Officer, Treasurer & Secretary of the Company, and Tabitha Geiger has been promoted from Deputy Compliance Officer to Chief Compliance Officer of the Company, effective February 17, 2025.

“On behalf of the Board, we want to both acknowledge and celebrate Bowen’s long career at Capital Southwest,” said David Brooks, Chairman of the Board. “We greatly appreciate the leadership he has provided to Capital Southwest over the past decade and we wish him the very best. Succession planning has always been a priority for the Company, and Michael, Bowen and the Board are all in agreement that it is time to transition the leadership of Capital Southwest. Michael and Bowen have both been fully immersed in the strategy and operations of the Company, which will make this a smooth transition.”

“I couldn’t be more optimistic about the future of Capital Southwest under Michael’s leadership. He has worked tirelessly by my side over the past decade building a best-in-class BDC and, together with the rest of our leadership team, I am confident the firm has the right team to continue executing Capital Southwest’s strategy going forward,” said Bowen Diehl. “I am very proud of what we have built here together and I am grateful for having had the opportunity over the past ten years to lead Capital Southwest’s transformation into a BDC with one of the most robust business models in the industry. While stepping down is clearly bittersweet, succession planning is an important part of a company’s evolution, and I very much look forward to supporting Capital Southwest in any way that Michael and the team find helpful, in the short term as an advisor, and in the long term as a fellow shareholder.”

Mr. Sarner joined Capital Southwest in 2015 and brings more than thirty years of financial, treasury and BDC experience to his new role. He has been instrumental in planning and executing on both the corporate and capitalization strategy for Capital Southwest, raising over $2 billion in both debt and equity. In addition to serving as Chief Financial Officer, Mr. Sarner also served as the Company’s Chief Compliance Officer and Secretary. He also has served on the Investment Committee for the entirety of his time with Capital Southwest. Previously, he spent fifteen years at American Capital in a variety of financial roles, including Executive Vice President and Treasurer.

“I’m honored to be entrusted with Capital Southwest’s future,” said Michael Sarner, President and Chief Executive Officer. “The Company is well-positioned for growth with a strong and cohesive leadership team – including Chris with whom I’ve worked closely with for the past two decades. I look forward to fostering the growth of the entire Capital Southwest team, as well as providing leadership for the Company with a renewed vision for the future.”

Mr. Rehberger joined Capital Southwest in 2015 and has twenty years of experience in corporate finance roles within the BDC space. Mr. Rehberger additionally spent ten years in corporate finance roles at American Capital working alongside Mr. Sarner. Mr. Rehberger earned a bachelor’s in commerce with a concentration in finance from the McIntire School and a master’s from the Darden School of Business, both from the University of Virginia.

Ms. Geiger has almost a decade of experience. Previously, she spent eight years in compliance consulting with IQ-EQ, where she was responsible for implementing and overseeing compliance programs for private equity, venture capital and hedge fund managers. Ms. Geiger earned a BS in Agricultural Communications and Journalism from Texas A&M University and her JD from South Texas College of Law. She is licensed to practice law in Texas.

About Capital Southwest
Capital Southwest Corporation (Nasdaq: CSWC) is a Dallas, Texas-based, internally managed business development company with approximately $1.7 billion in investments at fair value as of December 31, 2024. Capital Southwest is a middle market lending firm focused on supporting the acquisition and growth of middle market businesses with $5 million to $50 million investments across the capital structure, including first lien, second lien and non-control equity co-investments. As a public company with a permanent capital base, Capital Southwest has the flexibility to be creative in its financing solutions and to invest to support the growth of its portfolio companies over long periods of time.

Media Relations Contact:
Lauren DiGeronimo
laurend@trailrunnerint.com

Investor Relations Contact:
Michael Sarner
msarner@capitalsouthwest.com